Exhibit 5

WHITE WHITE & VAN ETTEN LLP

55 Cambridge Parkway

Cambridge, MA 02142

August 9, 2005

Technical Communications Corporation

100 Domino Drive

Concord, Massachusetts 01742

Re:	2005 Non-Statutory Stock Option Plan

Ladies and Gentlemen:

We have assisted Technical Communications Corporation (the “Company”), a Massachusetts corporation, in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration of 100,000 shares (the “Shares”) of the Company’s Common Stock, $.10 par value per share, issuable under the Company’s 2005 Non-Statutory Stock Option Plan (the “Plan”), as that number may be adjusted from time to time pursuant to the provisions of the Plan.

We have examined the Articles of Organization of the Company (as amended to date), the Amended and Restated By-Laws of the Company, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents. We have further assumed that all information contained in all documents reviewed by us is true and complete and that each grant of an award pursuant to the Plan will be duly authorized.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance under the Plan, and the Shares, when issued and paid for in accordance with the terms of the Plan, will be legally issued, fully-paid and nonassessable.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. Please note that we are opining as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is solely for your benefit in connection with the filing of the Registration Statement and may not be quoted or relied upon by any other person or used for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act of 1933, as amended (the “Securities Act”). In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ White White & Van Etten LLP
WHITE WHITE & VAN ETTEN LLP